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                                                                   EXHIBIT 10.13

                        DESCRIPTION OF CASH BONUS PLAN

     Morrison Knudsen Corporation has an annual cash bonus plan designed to motivate eligible employees to achieve specific annual growth levels in the Company's earnings. The Board of Directors of the Company has ultimate responsibility for administering the bonus plan based upon recommendations from the Compensation Committee of the Board. Each year, the Company establishes company-wide performance targets, targets for each of its operating groups and target bonus amounts for eligible employees at various levels within the Company. In addition, the Company may establish performance targets for individual long-term projects, which may be based upon multiple years of work. After the end of the Company's fiscal year, the Compensation Committee establishes a bonus pool equal to a predetermined percentage of the Company's pre-tax profits if the Company's earnings have reached certain levels. For 1997, the company-wide target was a certain amount of earnings per share ("EPS"). If the Company's actual EPS fell within a range from 50% of the target to the 100% of the target, a bonus pool would be created equal to a specified percentage of the Company's pre-tax profits. If the Company's EPS exceeded 100 percent of the target, the percentage of the Company's pre-tax profits in the bonus pool would increase. The allocation of a specific bonus amount to an individual executive officer or other eligible employee is determined taking into account comparative bonus data from an annual compensation study, the overall financial performance of the Company and individual performance factors such as compliance with Company policies, adherence to professional ethical standards, degree of responsibility within the Company and level of individual experience. In addition, the financial performance of the operating group to which an individual is assigned is taken into account for officers and key employees who are assigned to operating groups. The Compensation Committee exercises substantial discretion in allocating specific bonus amounts based upon these overall individual performance factors.

     For 1998, the Compensation Committee has recommended, and the Board has approved, several changes in the bonus plan. First, the performance factors that will be measured to determine whether a bonus pool is created and, if so, the size of the pool will be pre-tax profit ("PTP") and return on invested capital ("ROIC") instead of EPS. Second, a bonus pool will be created only if the Company's PTP is at least 70% of the target. Third, the size of the bonus pool will increase if the Company's ROIC exceeds the target and will decrease if the ROIC is less than the target. Fourth, project bonuses may be paid even if no company-wide bonus pool is created. Project bonuses will be paid only at project completion, but will be applied against the bonus pool in the years earned (accrual type accounting). Finally, the allocation of bonus of amounts to eligible employees assigned to operating groups will be weighted more heavily upon group performance (as opposed to overall Company performance) than was done in the past. In most other material respects, the bonus plan will continue to operate as it has in the past.